EXHIBIT 99.3

         Section 15(a) of the Amended and Restated Bylaws of the Company (the "Bylaws") shall be amended and restated in its entirety, and shall become effective upon the filing of a Certificate of Amendment with the Secretary of State of the State of Missouri implementing the Charter Amendment, to read as follows:

         15. INCUMBENCY OF DIRECTORS. (a) Election and Term of Office. Directors shall be elected at each Annual Meeting of shareholders to hold office until the next succeeding Annual Meeting of shareholders or until such director's successor has been elected and qualified. The term of office of each director shall begin immediately after his election and each director shall hold office until the next succeeding Annual Meeting of shareholders or until such director's successor has been elected and qualified and subject to prior death, resignation, retirement or removal from office of the director. No decrease in the number of directors constituting the board of directors shall reduce the term of any incumbent director.

         A new Section 15(c) of the Bylaws shall be added and shall become effective upon the filing of Certificate of Amendment with the Secretary of State of Missouri implementing the Charter Amendment, to read as follows:

         (c) Qualification of Directors. To qualify for election or service as a director of the corporation, each incumbent director shall agree to resign from any portion of his or her current term that extends beyond the certification of the election results of the next annual election of directors.